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                                                                  EXHIBIT (d)(2)

                            PERVASIVE SOFTWARE INC.
                             STOCK OPTION AGREEMENT



RECITALS

         A. The Corporation has adopted the Plan for the purpose of retaining the services of selected Employees, non-employee members of the Board or the board of directors of any Parent or Subsidiary and consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

         B. Optionee is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation's grant of an option to Optionee.

         C. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix.

            NOW, THEREFORE, it is hereby agreed as follows:

            1. GRANT OF OPTION. The Corporation hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

            2. OPTION TERM. This option shall have a term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

            3. LIMITED TRANSFERABILITY. This option shall be neither transferable nor assignable by Optionee other than by will or by the laws of descent and distribution following Optionee's death and may be exercised, during Optionee's lifetime, only by Optionee.

            4. DATES OF EXERCISE. This option shall become exercisable for the Option Shares in one or more installments as specified in the Grant Notice. As the option becomes exercisable for such installments, those installments shall accumulate and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.

            5. CESSATION OF SERVICE. The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

               (a) Should Optionee cease to remain in Service for any reason (other than death, Permanent Disability, or Misconduct) while this option is outstanding, then Optionee shall have a period of three (3) months (commencing with the date of such cessation of Service) during which to exercise this option, but in no event shall this option be exercisable at any time


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after the Expiration Date. Solely for purposes of this Paragraph 5 under this
Agreement, Service shall be deemed to continue while the Optionee is on a bona fide leave of absence, if such leave was approved by the Corporation in writing. However, in no event shall this option become exercisable for additional Option Shares during a leave of absence unless continued crediting of Service for vesting purposes is expressly required by the terms of such leave or by applicable law (as determined by the Plan Administrator).

               (b) Should Optionee die while this option is outstanding, then the person or persons to whom the option is transferred pursuant to Optionee's beneficiary designation or, in the absence of a beneficiary designation, the personal representative of Optionee's estate or the person or persons to whom the option is transferred pursuant to Optionee's will or in accordance with the laws of descent and distribution, shall have the right to exercise this option. Such right shall lapse and this option shall cease to be outstanding upon the earlier of (i) the expiration of the 180-day period measured from the date of Optionee's death or (ii) the Expiration Date.

               (c) Should Optionee cease Service by reason of Permanent Disability while this option is outstanding, then Optionee shall have a period of 180 days (commencing with the date of such cessation of Service) during which to exercise this option. In no event shall this option be exercisable at any time after the Expiration Date.

               (d) Should Optionee's Service be terminated for Misconduct, then this option shall terminate immediately and cease to remain outstanding.

               (e) During the limited period of post-Service exercisability, this option may not be exercised in the aggregate for more than the number of vested Option Shares for which the option is exercisable at the time of Optionee's cessation of Service. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any vested Option Shares for which the option has not been exercised. To the extent the Option is not exercisable for Option Shares at the time of Optionee's cessation of Service and to the extent Optionee is not vested in the Option Shares at the time of Optionee's cessation of Service, this option shall immediately terminate and cease to be outstanding with respect to those shares.

               (f) In the event of a Corporate Transaction, the provisions of Paragraph 6 shall govern the period for which this option is to remain exercisable following Optionee's cessation of Service and shall supersede any provisions to the contrary in this paragraph.

            6. SPECIAL ACCELERATION OF OPTION.

               (a) Immediately prior to the effective date of a Corporate Transaction or Change in Control, this option shall become vested and exercisable for a number of the Option Shares as if Optionee remained in Service an additional 12 months and shall thereafter continue to vest and become exercisable in accordance with the original vesting schedule without changing the period or number of shares scheduled to vest in later installments to reflect the acceleration. In addition, this option shall become fully vested and exercisable for all of the


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Option Shares, immediately prior to the effective date of a Corporate
Transaction or Change in Control, unless: (i) this option is either to be assumed by the successor corporation (or parent thereof) or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof) in connection with the Corporate Transaction, or
(ii) this option is to be replaced with a cash incentive program of the successor corporation which preserves the spread (the excess of the Fair Market Value of such Option Shares over the aggregate Exercise Price payable for such shares) existing on the Option Shares for which this option is not exercisable or vested at the time of the transaction and provides for subsequent payout in accordance with the same exercise or vesting schedule in effect for the option. The determination of option comparability under clause (i) shall be made by the Plan Administrator, and such determination shall be final, binding and conclusive.

               (b) Immediately following the Corporate Transaction, this option, to the extent not previously exercised, shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) in connection with the Corporate Transaction. Immediately following the Change in Control, this option shall remain exercisable until the Expiration Date.

               (c) If this option is assumed in connection with a Corporate Transaction or Change in Control, then this option shall be appropriately adjusted, immediately after such transaction, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Corporate Transaction or Change in Control had the option been exercised immediately prior to such transaction, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same.

               (d) Upon an Involuntary Termination of Optionee's Service within twelve (12) months following a Corporate Transaction or Change in Control in which this option is assumed or replaced with another option or a cash incentive program, the exercisability of this option, to the extent outstanding at such time but not otherwise fully exercisable, shall automatically accelerate so that this option shall immediately be exercisable and vested for all of the Option Shares at the time subject to this option and may be exercised for any or all of those shares at any time prior to the earlier of (i) the Expiration Date or (ii) the expiration of the one (1)-year period measured from the effective date of the Involuntary Termination.

               (e) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

            7. ADJUSTMENT IN OPTION SHARES. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.


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            8. STOCKHOLDER RIGHTS. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

            9. MANNER OF EXERCISING OPTION.

               (a) In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

                      (i) Execute and deliver to the Corporation a Purchase Agreement, if exercising for unvested shares, or Notice of Exercise, if exercising for vested shares, for the Option Shares for which the option is exercised.

                      (ii) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

                           (A) cash or check made payable to the Corporation;

                           (B) a promissory note payable to the Corporation, but only to the extent authorized by the Plan Administrator in accordance with Paragraph 13;

                           (C) shares of Common Stock held by Optionee (or any other person or persons exercising the option) for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

                           (D) through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable written instructions (a) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

                     Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Purchase Agreement or Notice of Exercise delivered to the Corporation in connection with the option exercise.

                      (iii) Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.


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                      (iv) Make appropriate arrangements with the Corporation
      (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state and local income and employment tax withholding requirements applicable to the option exercise.

               (b) As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

               (c) In no event may this option be exercised for any fractional shares.

           10. COMPLIANCE WITH LAWS AND REGULATIONS.

               (a) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

               (b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

           11. SUCCESSORS AND ASSIGNS. Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee's assigns and the legal representatives, heirs and legatees of Optionee's estate.

           12. NOTICES. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address Optionee most recently provided to the Corporation. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

           13. FINANCING. The Plan Administrator may, in its absolute discretion and without any obligation to do so, permit Optionee to pay the Exercise Price for the purchased Option Shares by delivering a promissory note. The terms of any such promissory note


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(including the interest rate, the requirements for collateral and the terms of repayment) shall be established by the Plan Administrator in its sole discretion.(1)

           14. CONSTRUCTION. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

           15. GOVERNING LAW. The interpretation, performance and enforcement of this Agreement shall be governed with respect to issues of contract law under the laws of the State of Texas and with respect to issues of corporation law under the laws of the State of Delaware.

           16. ADDITIONAL TERMS APPLICABLE TO AN INCENTIVE OPTION. In the event this option is designated an Incentive Option in the Grant Notice, the following terms and conditions shall also apply to the grant:

                           (i) This option shall cease to qualify for favorable tax treatment as an Incentive Option if (and to the extent) this option is exercised for one or more Option Shares: (i) more than three (3) months after the date Optionee ceases to be an Employee for any reason other than death or Permanent Disability or (ii) more than 180 days after the date Optionee ceases to be an Employee by reason of Permanent Disability.

                           (ii) No installment under this option shall qualify for favorable tax treatment as an Incentive Option if (and to the extent) the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock for which such installment first becomes exercisable hereunder would, when added to the aggregate value (determined as of the respective date or dates of grant) of any earlier installments of the Common Stock and any other securities for which this option or any other Incentive Options granted to Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Corporation or any Parent or Subsidiary) first become exercisable during the same calendar year, exceed $100,000 in the aggregate. Should such $100,000 limitation be exceeded in any calendar year, this option shall nevertheless become exercisable for the excess shares in such calendar year as a Non-Statutory Option.

                           (iii) Should the exercisability of this option be accelerated upon a Corporate Transaction or Change in Control, then this option shall qualify for favorable tax treatment as an Incentive Option only to the extent the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock for which this option first becomes exercisable in the calendar year in which the Corporate Transaction occurs does not, when added to the aggregate value (determined as of the respective date or dates of grant)


--------
(1) Authorization of payment of the Exercise Price by a promissory note may, under currently proposed Treasury Regulations, result in the loss of incentive stock option treatment under the Federal tax laws.


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      of the Common Stock or other securities for which this option or one or more other Incentive Options granted to Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Corporation or any Parent or Subsidiary) first become exercisable during the same calendar year, exceed $100,000 in the aggregate. Should the applicable $100,000 limitation be exceeded in the calendar year of such Corporate Transaction, the option may nevertheless be exercised for the excess shares in such calendar year as a Non-Statutory Option.

                           (iv) Should Optionee hold, in addition to this option, one or more other options to purchase Common Stock which become exercisable for the first time in the same calendar year as this option, then the foregoing limitations on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

            17. MARKET STAND-OFF. In connection with any underwritten public offering by the Corporation of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, including the Corporation's initial public offering, Optionee shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Option Shares acquired under this Agreement without the prior written consent of the Corporation or its underwriters. Such restriction (the "Market Stand-Off") shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Corporation or such underwriters. In no event, however, shall such period exceed 180 days. The Market Stand-Off shall in any event terminate two years after the date of the Corporation's initial public offering. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Corporation's outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Option Shares subject to the Market Stand-Off, or into which such Option Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Corporation may impose stop-transfer instructions with respect to the Option Shares acquired under this Agreement until the end of the applicable stand-off period. The Corporation's underwriters shall be beneficiaries of the agreement set forth in this Paragraph 17. This Paragraph 17 shall not apply to Option Shares registered in the public offering under the Securities Act of 1933.

            18. REPURCHASE RIGHTS. All unvested Option Shares acquired upon the exercise of this option shall be subject to certain rights of the Corporation and its assigns to repurchase those shares in accordance with the terms specified in the Purchase Agreement.


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                                    EXHIBIT I

                               NOTICE OF EXERCISE



                  I hereby notify Pervasive Software Inc. (the "Corporation") that I elect to purchase ____ shares of the Corporation's Common Stock (the "Purchased Shares") at the option exercise price of $ ____ per share (the "Exercise Price") pursuant to that certain option (the "Option") granted to me under the Corporation's 1997 Stock Incentive Plan on _________ , 199__.

                  Concurrently with the delivery of this Exercise Notice to the Corporation, I shall hereby pay to the Corporation the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Corporation (or other documents) evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, I may utilize the special broker-dealer sale and remittance procedure specified in my agreement to effect payment of the Exercise Price. I acknowledge that the Purchased Shares remain subject to market stand-off restrictions as set forth in my option agreement.


                      , 199
----------------------     --
Date

                                   ---------------------------------------------
                                   Optionee

                                   Address:
                                            ------------------------------------

                                   ---------------------------------------------

Print name in exact manner
it is to appear on the
stock certificate:
                                   ---------------------------------------------

Address to which certificate
is to be sent, if different
from address above:
                                   ---------------------------------------------

                                   ---------------------------------------------

Social Security Number:
                                   ---------------------------------------------

                                    APPENDIX


            The following definitions shall be in effect under the Agreement:

         A. AGREEMENT shall mean this Stock Option Agreement.

         B. BOARD shall mean the Corporation's Board of Directors.

         C. CHANGE IN CONTROL shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

                  (i) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer, or

                  (ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or
         (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

         D. CODE shall mean the Internal Revenue Code of 1986, as amended.

         E. COMMON STOCK shall mean the Corporation's common stock.

         F. CORPORATE TRANSACTION shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

            (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

            (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

         G. CORPORATION shall mean Pervasive Software Inc., a Delaware corporation.


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         H. EMPLOYEE shall mean an individual who is in the employ of the
Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

         I. EXERCISE DATE shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.

         J. EXERCISE PRICE shall mean the exercise price per share as specified in the Grant Notice.

         K. EXPIRATION DATE shall mean the date on which the option expires as specified in the Grant Notice.

         L. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

            (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

            (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

         M. GRANT DATE shall mean the date of grant of the option as specified in the Grant Notice.

         N. GRANT NOTICE shall mean the Notice of Grant of Stock Option accompanying the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

         O. INCENTIVE OPTION shall mean an option which satisfies the requirements of Code Section 422.

         P. INVOLUNTARY TERMINATION shall mean the termination of Optionee's Service which occurs by reason of:

            (i) Optionee's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or


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            (ii) Optionee's voluntary resignation following (A) a change in
Optionee's position with the Corporation (or Parent or Subsidiary employing Optionee) which materially reduces Optionee's level of responsibility, (B) a reduction in Optionee's level of compensation (including base salary, fringe benefits and participation in bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of Optionee's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Optionee's consent.

         Q. MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by Optionee adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of Optionee or any other individual in the Service of the Corporation (or any Parent or Subsidiary).

         R. NON-STATUTORY OPTION shall mean an option not intended to satisfy the requirements of Code Section 422.

         S. NOTICE OF EXERCISE shall mean the notice of exercise in the form attached hereto as Exhibit I or such other form approved by the Corporation.

         T. OPTION SHARES shall mean the number of shares of Common Stock subject to the option as specified in the Grant Notice.

         U. OPTIONEE shall mean the person to whom the option is granted as specified in the Grant Notice.

         V. PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         W. PERMANENT DISABILITY shall mean the inability of Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

         X. PLAN shall mean the Corporation's 1997 Stock Incentive Plan.

         Y. PLAN ADMINISTRATOR shall mean either the Board or a committee of Board members, to the extent the committee is at the time responsible for the administration of the Plan.

         Z. PURCHASE AGREEMENT shall mean the stock purchase agreement specified by the Corporation, in which the Corporation retains the right to repurchase unvested shares.


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         AA. SERVICE shall mean the Optionee's performance of services for the
Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor.

         BB. STOCK EXCHANGE shall mean the American Stock Exchange or the New York Stock Exchange.

         CC. SUBSIDIARY shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.


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